Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Solo Sciences, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Solo Sciences, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solo Sciences, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Marcum, LLP

New York, New York

May 29, 2020

SOLO SCIENCES, INC.

Balance Sheets

	As of December 31,
	2019	2018
Assets
Current assets
Cash	$101,341	$76,608
Cash held in escrow	124,970	-
Accounts receivable	73,048	299
Prepaid expenses	22,135	38,105
Total current assets	321,494	115,012

Fixed assets, net	14,785	18,361
Software development cost and other intangible assets, net	5,163,072	3,620,881
Total assets	$5,499,351	$3,754,254

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$700,013	$31,067
Total current liabilities	700,013	31,067
Deferred purchase price	3,000,000	3,000,000
Total liabilities	3,700,013	3,031,067

Commitments and Contingencies (Note 7)
Stockholders’ equity
Preferred Stock AA, par value $.00001; 10,000,000 and 10,000,000 shares authorized at December 31, 2019 and 2018; and 4,165,938 and 1,738,688 shares issued and outstanding at December 31, 2019 and 2018, respectively	3,332,750	1,390,950
Common stock, par value $0.00001, 20,000,000 and 20,000,000 shares authorized and 10,156,250 and 10,020,000 issued and outstanding as of December 31, 2019 and 2018, respectively	102	100
Additional paid-in capital	2,288,269	347,576
Accumulated deficit	(3,821,783)	(1,015,439)
Total stockholders’ equity	1,799,338	723,187
Total liabilities and stockholders’ equity	$5,499,351	$3,754,254

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Operations

	For the Year Ended December 31,
	2019	2018
Revenues
solo*TAGTM and solo*CODETM sales	$103,250	$—
Membership application fees	1,520	299
Total revenues	104,770	299
Cost of revenues	4,234	—
Gross profit	100,536	299
Operating expenses:
Research and development	59,294	27,000
Selling, general and administrative	2,852,455	988,936
Total operating expenses	2,911,749	1,015,936
Loss from operations	(2,811,213)	(1,015,637)
Other income
Interest	4,869	198
Total other income	4,869	198
Net loss	$(2,806,344)	$(1,015,439)

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2019 and 2018

					Additional		Total
	Common Stock		Preferred Stock		Paid-In	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2017	—	$—	—	$—	$—	$—	$—
Common shares issued	6,570,000	66	—	—	(66)	—	—
Common shares issued to acquire intangible assets	230,000	2	—	—	66,698	—	66,700
Series AA Preferred shares issued	—	—	1,738,688	1,390,950	—	—	1,390,950
Restricted shares granted to nonemployees	3,220,000	32	—	—	(32)	—	—
Stock-based compensation expense	—	—	—	—	280,976	—	280,976
Net loss	—	—	—	—	—	(1,015,439)	(1,015,439)

Balance at December 31, 2018	10,020,000	100	1,738,688	1,390,950	347,576	(1,015,439)	723,187
Common shares issued upon warrant exercise	156,250	2	—	—	124,998	—	125,000
Series AA Preferred shares issued	—	—	2,427,250	1,941,800	—		1,941,800
Restricted shares forfeited	(20,000)	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,815,695	—	1,815,695
Net loss	—	—	—	—	—	(2,806,344)	(2,806,344)
Balance at December 31, 2019	10,156,250	$102	4,165,938	$3,332,750	$2,288,269	$(3,821,783)	$1,799,338

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Cash Flows

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(2,806,344)	$(1,015,439)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	398,820	240,382
Stock-based compensation expense	1,275,490	194,504
Changes in operating assets and liabilities:
Accounts receivable	(72,749)	(299)
Prepaid expenses	15,970	(38,105)
Accounts payable and accrued liabilities	668,946	31,067
Net cash used in operating activities	(519,867)	(587,890)

Cash flows from investing activities
Purchase of fixed assets	-	(21,228)
Software development	(1,397,230)	(705,224)
Net cash used in investing activities	(1,397,230)	(726,452)

Cash flows from financing activities
Proceeds from issuance of Series AA preferred shares	1,941,800	1,390,950
Proceeds from exercise of warrants	125,000	—
Net cash provided by financing activities	2,066,800	1,390,950
Net increase in cash and cash held in escrow	149,703	76,608
Cash and cash held in escrow at beginning of year	76,608	-
Cash and cash held in escrow at end of year	$226,311	$76,608

Cash paid for interest	$4,869	$198
Cash paid for income taxes	$—	$—
		—
Supplemental disclosures of noncash investing and financing activities:
Share based compensation for software development	$540,205	$86,472
Common stock issued to acquire intangible assets	$—	$66,700
Deferred purchase obligation for intangible assets acquired	$—	$3,000,000

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Notes to Financial Statements

Note 1 - Description of Business, Liquidity and Capital Resources

Description of Business

Solo Sciences, Inc. (the “Company” or “Solo”) was founded in January 2018. Since its inception the Company has been developing anti-counterfeiting technology for sale to retailers and government consumers and a mobile phone application for use by end consumers.

Note 2 - Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States, (“GAAP”).

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates for the years ended December 31, 2019 and 2018 were the Company’s estimated useful lives of long-lived assets, which include capitalized software development costs, assumptions used to value of stock-based compensation, including valuation of common stock underlying the compensation agreements, and assumptions used to value the Company’s intellectual property. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2019 and 2018. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As December 31, 2019 and 2018, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits. The Company has not experienced any losses on such accounts.

Cash Held in Escrow

Cash held in escrow is recorded at fair value. Cash held in escrow consisted of cash was contractually restricted to be paid to distributed to the Company’s selling shareholders prior to the of the partial sale of their interests in January 15, 2020, as further described in Note 9.

Prepaid Expenses

Prepaid expenses consist primarily of third-party technology and software used by the Company in its day-to-day operations paid in advance and recognized as expense ratably over the term of the contract.

Accounts Receivable, Net

When estimating its allowance for doubtful accounts the Company’s estimate is based on historical collection experience and a review of the status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. The Company did not record an allowance for doubtful accounts as of December 31, 2019 or 2018.

SOLO SCIENCES, INC.

Notes to Financial Statements

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

During the year ended December 31, 2019, Akerna Corp. (“Akerna”) accounted for 82% of total revenues. At December 31, 2019, Akerna accounted for 82% and another customer accounted for 17% of net accounts receivable. During the year ended December 31, 2018, the Company did not have significant operations.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to ten years. Fixed assets are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company did not recognize any property impairment charges in fiscal 2019 or 2018.

Intangible Assets

Finite-lived intangible assets resulting from the acquisition of intellectual property, trademarks and patents are recorded at the estimated fair value on the date of acquisition. The fair value of acquired intangible assets is determined using appropriate valuation techniques. Amortization expense is computed using the straight-line basis of accounting over their estimated useful lives, a weighted average of 11 years as of December 31, 2019. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the estimated useful life of the asset.

Impairment of Intangible Assets

Recoverability of finite lived intangible assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is determined to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company did not recognize any intangible asset impairment charges in fiscal 2019 or 2018. At least annually, the Company assesses the useful lives of our finite lived intangible assets and may adjust the period over which these assets are amortized whenever events or changes in circumstances indicate that a shorter amortization period is more reflective of the period in which these assets contribute to our cash flows.

Software Development Costs

The Company expenses software development costs incurred before technological feasibility is reached.

Software development costs are incurred to develop software to be used solely to meet its internal needs. The Company capitalizes application development costs related to these software applications once the preliminary project stage is complete, it is probable that the project will be completed, and the software will be used to perform the function intended. Application development stage costs capitalized were $2.2 million and $0.8 million during the years ended December 31, 2019 and 2018. Application development costs are primarily comprised of the cost of the Company’s consultants including equity-based compensation awarded to these consultants. The Company commences amortization of capitalized software development costs when the application development stage complete and the asset is ready for its intended use. Software development costs are amortized over their estimated useful life, generally five years.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, cash held in escrow, accounts receivable, prepaid expenses, accounts payable and accrued liabilities approximated their fair value as of December 31, 2019 and 2018 because of the relatively short-term nature of these instruments. The Company accounts for fair value measurements in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

SOLO SCIENCES, INC.

Notes to Financial Statements

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under GAAP are described below:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Revenue Recognition

The Company’s solo*CODE products consist of a unique tag that is configured for the customers’ packaged goods and an app which communicates with the Company’s software that works in conjunction with the tag to identify the customers’ products. The app may be accessed using handheld devices such as smart phones. The Company’s solo*TAG product is a unique tag configured to facilitate tracking and tracing of cannabis plants and products to ensure compliance with government regulations. During the year ended December 31, 2019, the Company entered into an agreement with Akerna to develop cloud-based software for governments to utilize solo*TAG for compliance monitoring activities.

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. To determine revenue recognition contracts with its customers, the Company performs the following five step assessment: (i) identify the contract or contracts with a customer; (ii) identify the performance obligations in each contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be a contract with a customer, the Company assesses the goods or services promised within each contract, determines which goods and services are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as, the performance obligation is satisfied.

Income Taxes

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. The Company provides for income taxes at the current and future enacted tax rates and laws applicable in each taxing jurisdiction. The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The Company recognizes interest and penalties related to income tax matters in selling, general, and administrative expense in the statement of operations. The Company did not recognize any interest or penalties for the years ended December 31, 2019 and 2018.

The Company recognizes deferred tax assets to the extent that its assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it will make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2019 and 2018.

SOLO SCIENCES, INC.

Notes to Financial Statements

Nonemployee Stock-Based Compensation

The Company accounts for nonemployee equity awards using the fair value method. Compensation cost for all stock awards expected to vest is measured at fair value on the date of grant, which typically coincides with vesting, and recognized over the service period. The Company uses the fair value of its common stock to value its restricted stock awards. The fair values of its nonqualified stock options are estimated using the Black-Scholes option pricing model. The value is recognized as expense over the service period. The Company accounts for forfeitures when they occur. The estimated number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

The fair values of the Company’s nonemployee awards are revalued each reporting period with the change recorded as stock-based compensation expense. Certain amounts of the of stock-based compensation are capitalized as software development costs.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued guidance for measuring credit losses on financial instruments. Among other things, this guidance will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Businesses will now use forward-looking information to better inform their credit loss estimates. The new guidance is effective for the Company beginning January 1, 2021. The Company is evaluating the impact of adoption of the new standard on its financial statements.

In November 2016, the FASB issued guidance requires that the statements of cash flows explain the change during the reporting period of the totals of cash, cash equivalents, restricted cash and restricted cash equivalents. Therefore, amounts for restricted cash and restricted cash equivalents are to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Statements of cash flows. The Company adopted this guidance on January 1, 2019, using the retrospective transition guidance required by the standard, as such, the statement of cash flows for the year ended December 31, 2018 has been presented in accordance with this guidance.

 In June 2018, the FASB issued new guidance for stock-based compensation paid to nonemployees. The new guidance conforms the measurement of stock-based compensation for both employees and nonemployees. This guidance is effective for the Company on January 1, 2020 and will result in measurement of stock-based compensation paid to nonemployees for services to be provided over a period of time as of the date of the agreement. The Company currently measures the value of shares transferred upon completion of the service requirement, had this new guidance been effective in 2019, the Company’s net loss would have been $0.8 million less than as reported.

In August 2018, the FASB issued new guidance for implementation costs incurred by customers in cloud computing arrangements, which broadens the scope of existing guidance applicable to internal-use software development costs. The update requires costs to be capitalized or expensed based on the nature of the costs and the project stage in which they are incurred subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. The guidance is applicable for the Company beginning January 1, 2021. The Company has not completed its evaluation of this standard or the effect it will have on the Company’s financial position or results of operations once adopted.

SOLO SCIENCES, INC.

Notes to Financial Statements

Note 3 - Balance Sheet Disclosures

Fixed assets consist of the following:

	As of December 31,
	2019	2018
Computer equipment	$6,228	$6,228
Artwork	15,000	15,000
	21,228	21,228
Less accumulated depreciation	(6,443)	(2,867)
	$14,785	$18,361

Depreciation expense for the year ended December 31, 2019 and 2018 was $3,576 and $2,867.

Prepaid expenses consist of the following:

	As of December 31,
	2019		2018
	$		$
Software license		22,135		24,105
Contractor services		—		14,000
		$22,135		$38,105

Software development cost and intangibles consist of the following:

	As of December 31,
	2019	2018
Software development cost	$2,729,131	$791,696
Intellectual property	3,066,700	3,066,700
Accumulated amortization	(632,759)	(237,515)
	$5,163,072	$3,620,881

Amortization expense for capitalized software and finite lived intellectual property for the year ended December 31, 2019 and 2018 was $0.4 million and $0.2 million, respectively. For each of the years ending December 31, 2020 through 2023, amortization expense related to capitalized software and finite lived intellectual property that has been placed into service as of December 31, 2019 will be $0.7 million, for the year ending December 31, 2024, amortization expense related to these assets will be $0.5 million.

Note 4 – Intellectual Property Acquisition

On February 2, 2018, the Company entered into an intellectual property purchase agreement for intellectual property assets, trademarks and domain names owned by Get Solo, LLC. Get Solo, LLC is a related party to the Company because an officer of the Company held a noncontrolling interest in Get Solo, LLC at the time of the transaction. At closing, the Company exchanged 230,000 shares of common stock for the worldwide rights to the intellectual property. In addition to the shares the agreement provides for deferred purchase payments in two tranches, first, following a qualified financing transaction within 180 days of closing, the Company would have been required to pay $1.0 million in cash or shares of common stock; second on or prior to the fifth anniversary of closing, the Company was required to pay $2.0 million, or $3.0 million if a qualified financing transaction did not occur, also in cash or shares of common stock at the Company’s option. The qualified financing did not occur during 2018, therefore the deferred purchase price liability as of December 31, 2019 and 2018 was $3.0 million. This transaction was accounted for as an asset acquisition in accordance with GAAP. Subsequent to year end, the Company’s shareholders sold 80.4% of their interests in the Company to Akerna, as further discussed in Note 9. In connection with this transaction, 375,000 shares of Akerna common stock, contractually valued at $8 per share issued to the Company’s shareholders was allocated to Get Solo, LLC in full satisfaction of the deferred purchase price liability.

SOLO SCIENCES, INC.

Notes to Financial Statements

Note 5- Stockholders’ Equity

Common Stock Transactions

In January 2018, the Company issued 6,570,000 shares of common stock to its founders and received no proceeds in exchange. In February 2018, the Company issued 230,000 shares to Get Solo, LLC, a related party, in exchange for certain intellectual property, as further discussed in Note 4. The Company recorded the issuance of these shares at their estimated fair value of $0.29 per share.

The Company did not declare or pay any dividends during the years end December 31, 2019 and 2018.

Series AA Preferred Stock Transactions

The Company has been financed through its issuance of Series AA preferred stock. Since its inception, the Company has issued 4.2 million Series AA preference shares at $0.80 per share for proceeds of $3.3 million. On January 15, 2020 and immediately prior to the partial sale of the Company’s equity to Akerna, discussed further in Note 9, the Company converted all outstanding shares of Series AA preferred stock to common stock using a one-for-one conversion rate.

The different classes of shares carry different transfer rights and distribution rights as described in the Company’s certificate of incorporation. Transfer of the common and preferred shares is conditioned on obtaining written approval from the Company.

Voting

Preferred shares and common shares vote as a single class. Each holder of the preferred stock is entitled to the number of votes equal to the number of shares that the preferred shares may be converted. The conversion price is $0.80 per share.

Dividends

The preferred shareholders are entitled to dividends out of assets legally available in preference to common shareholders at $0.48 per share when and if declared by the board of directors of the Company. Dividends are not cumulative.

Liquidation

In the event of liquidation, dissolution or windup, the preferred shareholders are entitled to receive the amount equal to the conversion price of $0.80 per share. In the event the legally assets of the Company are insufficient, then the asset will be distributed pro rata based on the amount the preferred shareholders are entitled.

Conversion

Each share of preferred stock may be converted at any time at the option of the holder at the conversion rate. Each share of preferred stock is automatically converted immediately prior to a firm commitment of an initial public offering or a written request from 60% of the preferred stock shareholder then outstanding.

Note 6 – Stock-Based Compensation

During 2018, the Company’s board of directors adopted its 2018 Stock Option Plan (“2018 Plan”), which was approved by its stockholders. The 2018 plan provides for the grants of restricted stock awards and nonqualified stock options to members of the Company’s the board of directors and the Company’s consultants. The plan allows for a maximum aggregate number of nonqualified stock options for 500,000 shares to be granted pursuant to the plan.

SOLO SCIENCES, INC.

Notes to Financial Statements

Restricted Common Stock Awards

During 2018, the Company granted 3.2 million restricted stock awards to nonemployees under the 2018 Plan at its fair value of $0.29 per share. The restricted stock awards generally vest ratably, on a monthly basis, over a three-year period.

On November 25, 2019, the Company’s shareholders entered into an agreement to sell 80.4% of their interest in the Company at a contracted value of $1.49 per share, the subsequent sale is described in Note 9. As a result of the increase in the fair value of unvested restricted shares, the Company recorded a true-up of previously recorded stock-based compensation relating to unvested restricted shares as of November 25, 2019. The Company recognized stock-based compensation costs of $1.7 million, of which $0.5 million was capitalized as software development costs. During the year ended December 31, 2018, the Company recognized stock-based compensation costs related to these awards of $0.3 million, of which $0.1 million was capitalized as software development costs.

There were no grants of restricted stock awards for the year ended December 31, 2019.

The following table summarizes restricted stock activity during the years ended December 31, 2019 and 2018:

	Number of Shares	Weighted- Average fair value
Outstanding and unvested, as of December 31, 2017	—	$—
Granted	3,220,000	$0.29
Vested	(1,029,552)	$0.29
Outstanding and unvested, as of December 31, 2018	2,190,448	$0.29
Forfeited	(20,000)	$0.29
Vested	(789,440)	$0.40
Outstanding and unvested, as of December 31, 2019	1,381,008	$1.49

The aggregate fair value of restricted stock awards vested during each the years ended December 31, 2019 and 2018 was $0.3 million. There were no outstanding unvested restricted stock awards as of December 31, 2019. Total intrinsic value of outstanding unvested restricted stock awards as of December 31, 2019 and 2018 was $2.1 million and $0.6 million.

On January 15, 2020 and immediately prior to the partial sale of the Company’s outstanding equity, as further described in Note 9, the Company accelerated vesting of the then unvested restricted common stock awards and the shares pursuant to these agreements were converted to common stock of the Company on a one-for-one basis.

Nonqualified Stock Options

Stock options issued under the Plan generally vest over a four-year period and expire ten years from the date of grant. Certain options provide for accelerated vesting if there is a change in control, as defined in the Plan.

The Company used Black-Scholes option pricing model to estimate stock-based compensation expense for stock option awards with the following assumptions for the years ended December 31, 2019 and 2018:

	2019	2018
Expected volatility	1.89%	1.97%
Risk-free interest rate	1.53%	2.63%
Expected dividend	—	—
Expected term (in years)	5.00	6.00
Underlying common stock fair value	$1.49	$0.29

As a result of the Company’s shareholders’ agreement to sell 80.4% of their interest in the Company, described above, during the year ended December 31, 2019, the previously recognized stock-based compensation costs related to unvested stock options on November 25, 2019 was adjusted to reflect the increase in the estimated fair value of a common share.

SOLO SCIENCES, INC.

Notes to Financial Statements

A summary of option activity under the 2018 Plan is as follows:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Estimated Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2018	253,000	$0.80	$0.12	9.78	$30,360
Granted	240,000	$0.80
Forfeited	(109,000)	$0.80
Outstanding as of December 31, 2019	384,000	$0.80	$0.75	9.17	$288,000
Exercisable as of December 31, 2019	384,000	$0.80	$0.75	9.18	$288,000
Vested and expected to vest as of December 31, 2019	384,000	$0.80	$0.75	9.17	$288,000

Stock-based compensation expense for the Company’s stock-based awards for the years ended December 31, 2019 and 2018 was $77,000 and $2,000, respectively, and is included in selling, general and administrative in the Company’s statements of operations. On January 15, 2020 and immediately prior to the partial sale of the Company’s outstanding equity, as further described in Note 9, the Company exercised a cashless conversion of the then outstanding stock options for 178,124 shares of the Company’s common stock.

Note 7 - Commitments and Contingencies

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. As of December 31, 2019, and through the date these financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the financial statements.

Note 8 - Income Taxes

For the years ended December 31, 2019 and 2018, the Company did not incur any current or deferred tax expense or benefit at the U.S. federal or state level. The Company’s effective tax rate for the years ended December 31, 2019 and 2018 was 0% because it is more likely than not that the Company will not be able to realize the tax benefit from deferred tax assets generated during the years. Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities of the Company for financial reporting purposes and the amounts used for income tax purposes.

SOLO SCIENCES, INC.

Notes to Financial Statements

Significant components of our deferred tax liabilities and assets are as follows:

	As of December 31,
	2019	2018
Noncurrent deferred tax assets:
Federal net operating loss	$1,060,165	$283,058
Stock-based compensation	188,722	40,846
Total deferred tax assets	1,248,936	373,783

Noncurrent deferred tax liabilities:
Software development costs	$675,500	$161,006
Intangible assets	92,365	35,871
Total deferred tax liabilities	767,865	196,877

Valuation allowance	(481,071)	(127,026)

Net deferred tax assets after valuation allowance	$-	$-

During the years ended December 31, 2019 and 2018, valuation allowances on deferred tax assets that are not anticipated to be realized increased by $0.4 million and $0.1 million, respectively.

In accordance with the accounting requirements for stock-based compensation, we may recognize tax benefits in connection with the exercise of stock options by nonemployees and the vesting of restricted stock awards. We recognize the tax effects related to stock-based compensation through earnings in the period the compensation was recognized.

The Company had federal net operating loss carryforwards for which the deferred tax assets were approximately $1.1 million and $0.3 million, respectively, as of December 31, 2019 and 2018. The net operating loss carryforwards and do not expire. The Company has evaluated the realizability of its deferred tax assets by assessing the adequacy of expected taxable income, including the reversal of existing temporary differences, historical and projected operating results, and the availability of prudent and feasible tax planning strategies. Based on this analysis, the Company has determined that the valuation allowance recorded in the period presented are appropriate.

The Company is not currently under examination for the major jurisdictions where it conducts business as of December 31, 2019. Because the statute of limitations has not yet elapsed, the Company’s initial United States federal income tax return for the year ended December 31, 2018 is currently subject to examination by the Internal Revenue Service. The Company’s management does not believe that there are significant uncertain tax positions in 2019. There are no interest and penalties related to uncertain tax positions in 2019.

Note 9 - Subsequent Events

The Company has evaluated subsequent events for financial statement purposes occurring through May 29, 2020, the date these financial statements were ready for issuance.

On January 15, 2020, the Company’s shareholders sold 80.4% of their interests to Akerna in exchange for shares of Akerna’s common stock. Pursuant to the agreement, Akerna will provide $2.4 million of additional capital infusion to the Company during the 12 months following the closing date. Akerna has a 12-month option to acquire the remaining 19.6% interest in the Company. If Akerna does not exercise this option, the shareholders have a three-month option to repurchase between 40% and 55% of the interest in the Company. Immediately prior to the transaction, the Company’s directors elected to accelerate the vesting of all unvested stock options issued to nonemployees effected a cashless exercise of these options, resulting in the issuance of 178,124 common shares. Also, immediately prior to the transaction all outstanding shares of Series AA preferred stock were converted to common stock on a one-for-one basis.